EXHIBIT 3(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               C-PHONE CORPORATION

                             ---------------------

                            Under Section 805 of the
                        New York Business Corporation Law

                             ---------------------

         FIRST: The name of the Corporation is C-Phone Corporation.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on March 28, 1986, under the original name Target Tuning, Inc.

         THIRD: The amendment to the Certificate of Incorporation effected by this Certificate of Amendment is to increase the number of shares of common stock the Corporation is authorized to issue and to authorize the issuance of preferred stock.

         FOURTH: To accomplish the foregoing amendment, Article FOURTH of the Certificate of Incorporation is hereby stricken out in its entirety and the following new Article is substituted in lieu thereof:

                  "FOURTH: (a) The aggregate number of shares which the Corporation shall have the authority to issue is twenty-one million (21,000,000) shares, which shall consist of twenty million (20,000,000) shares of common stock, $.01 par value ("Common Shares"), and one million (1,000,000) shares of preferred stock, $.01 par value ("Preferred Shares"). Except as otherwise provided in accordance with this Certificate of Incorporation, the Common Shares shall have unlimited voting rights, with each Common Share being entitled to one vote, and the right to receive the net assets of the Corporation upon dissolution, with each Common Share participating on a pro rata basis.

                             (b) The Board of Directors is authorized, from time to time and without shareholder action, to provide for the issuance of Preferred Shares in one or more series not exceeding in the aggregate the number of Preferred Shares authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing (i) the voting rights, if any, relating to Preferred Shares of any series (which may be one or more votes per share or a fraction of a vote per share or no vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), (ii) the rate of dividend, if any, to which holders of Preferred Shares of any series may be entitled (which may be cumulative or noncumulative), (iii) the rights of holders of Preferred Shares of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, (iv) the rights, if any, of holders of Preferred Shares of any series to convert or exchange such Preferred Shares of such series for shares of any other class or series of capital stock, or for any other securities, property or assets, of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to


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         convert or exchange and the adjustment  thereof,  and the time or times during which a particular price or rate shall be applicable), (v) whether or not the Preferred Shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different dates, and (vi) whether any Preferred Shares of any series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

                             (c) Before the Corporation shall issue any Preferred Shares of any series, a Certificate of Amendment to this Certificate of Incorporation fixing the voting powers, designations, preferences, the relative, participating, option or other rights, if any, and the qualifications, limitations and restrictions, if any, relating to the Preferred Shares of such series, and the number of Preferred Shares of such series authorized by the Board of Directors to be issued shall be filed with the Department of State of the State of New York in accordance with the New York Business Corporation Law and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of Preferred Shares of any series then outstanding) the number of shares of such series subsequent to the issuance of shares of such series."

         FIFTH: The foregoing amendment of the certificate of incorporation was authorized by the vote at a meeting of the Board of Directors of the Corporation followed by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote on such amendment of the certificate of incorporation.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.


Date: August 8, 1997

                                       /s/ DANIEL P. FLOHR
                                       ----------------------------
                                           Daniel P. Flohr, President



                                       /s/ TINA L. JACOBS
                                       ----------------------------
                                           Tina L. Jacobs, Secretary





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